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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the Registration Statement of the Commonwealth Select Separate Account of Commonwealth Annuity and Life Insurance Company on Form N-4 of our report dated April 17, 2008, relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our report dated March 21, 2008, relating to the financial statements of the Commonwealth Select Separate Account of Commonwealth Annuity and Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP


Hartford, Connecticut
April 21, 2008